NEWS RELEASE
Listed on the New York Stock Exchange (CLP)

FOR IMMEDIATE RELEASE
Colonial Properties Trust Completes Major Strategic Initiative
To Become a Multifamily-Focused REIT
BIRMINGHAM, Ala.—(BUSINESS WIRE)—July 13, 2007 — Colonial Properties Trust (NYSE: CLP), a multifamily-focused real estate investment trust (REIT) with extensive commercial development and management capabilities, today announced the completion of its major strategic initiative. In addition to the previously reported closing of the office and retail joint ventures, the company has recently completed the outright sale of 16 non-core retail assets for total sales price of $265.8 million. As a result of these transactions, representing a combined transaction value of $1.75 billion, the company paid a special dividend of $10.75 per common share on June 27, 2007.
Reynolds Thompson, Chief Executive Officer of Colonial Properties Trust said, “The closing of the outright sales and joint ventures completes the execution of our strategic initiative to become a multifamily-focused REIT. These transactions have allowed us to capitalize on the current market conditions for our commercial assets and maximize the value of these assets for our shareholders. Our capital and resources are now primarily focused on the multifamily business, which positions us to benefit from strong multifamily fundamentals and our robust development pipeline. Our mixed-use and commercial development capabilities will complement the multifamily business and add additional value to the company. We believe this strategy will allow us to grow our earnings more rapidly, and generate a market value more reflective of the quality of our people and real estate assets.”
The company owns or manages over 40,000 high quality apartment units located in high growth Sunbelt markets. The average age of the multifamily portfolio is approximately 13 years and is geographically diversified in the major Sunbelt markets of Charlotte and Raleigh, NC, Atlanta, GA, Orlando, FL, Richmond, VA, Dallas and Austin, TX, and Phoenix, AZ. Additionally, the company has a development pipeline of approximately $1.0 billion comprised of approximately 3,500 apartment units, over 2.0 million square feet of commercial space, and 10 for-sale residential developments.
The company intends to continue to upgrade the quality of its multifamily portfolio through the development pipeline and the recycling of older assets. The mixed-use and commercial developments will generally be sold into joint ventures upon completion and the capital will be recycled into additional development opportunities. We expect that this merchant building program, along with our for-sale residential developments, will consistently provide 10-15 percent of our on-going funds from operations (FFO).
The company expects to recognize net gains from the completion of the two joint venture transactions and the outright retail sales of approximately $320 million, which will be reflected in the company’s earnings per share (EPS) primarily in the second quarter of 2007. In conjunction with the sale of one of the non-core retail assets, the company recorded an impairment charge of $2.5 million in the second quarter of 2007. The impairment charge will be reflected in the company’s EPS and FFO per share.
“As a result of these joint venture transactions and the outright retail, we expect 75 — 80 percent of our NOI to be derived from our multifamily operations,” said Weston Andress, the company’s president and chief financial officer. “We are well positioned for higher growth through our core multifamily business, while still leveraging our mixed-use and commercial development, leasing and management expertise, which will drive additional long-term value for our shareholders.”

NEWS RELEASE
Listed on the New York Stock Exchange (CLP)

About Colonial Properties Trust
Colonial Properties Trust is a multifamily-focused real estate investment trust (REIT) that creates additional value for its shareholders by managing commercial assets through joint venture partnerships and aggressively pursuing development opportunities. As of March 31, 2007, the company owned or managed 40,162 apartment units, 16.8 million square feet of office space and 12.3 million square feet of retail shopping space located in key Sunbelt states from Virginia to California. Headquartered in Birmingham, Ala., Colonial Properties Trust is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index. For more information, please visit the company’s website at www.colonialprop.com.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets; performance of affiliates or companies in which we have made investments; acquisition, disposition, development and joint venture risks; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; the effect of any rating agency action; the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.
Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.

CONTACT:	Colonial Properties Trust
Jerry A. Brewer, senior vice president, corporate treasurer, 1-800-645-3917